EXHIBIT 99.1

             Medical Staffing Network Holdings Announces
                 First Quarter 2007 Operating Results

   250 Basis Point Improvement In Gross Profit Percentage Over Prior
                             Year Quarter

    BOCA RATON, Fla.--(BUSINESS WIRE)--May 9, 2007--Medical Staffing Network Holdings, Inc. (NYSE: MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, today reported revenues of $90.5 million for the first quarter of 2007, a decrease of 4.7% from first quarter 2006 revenues of $95.0 million. Revenues for the fourth quarter of 2006, which was comprised of 14 weeks, was $99.5 million (or $92.6 million on a comparable 13-week basis). The Company essentially broke even for the first quarter of 2007 compared with a net loss in the first quarter of 2006 of $4.5 million, or $0.15 per share, which included an after-tax charge of $3.8 million, or $0.13 per share, for restructuring and related goodwill impairment charges associated with a 2006 reorganization initiative.

    Commenting on the first quarter's results, Robert J. Adamson, chairman and chief executive officer, stated, "Our gross profit initiatives instituted during the latter half of 2006 have resulted in continued margin improvement during the first quarter of 2007. The gross profit percentage for the first quarter of 2007 improved 250 basis points over the prior year quarter and 50 basis points sequentially, excluding the effects of unemployment taxes that occur during the first quarter. These improved gross profit percentages have enabled us to continue to improve our operating income."

    The 4.7% decrease in first quarter 2007 revenue from the comparable prior year quarter was due to a lower number of hours worked by professionals due in part to the February 2006 restructuring initiative, partially offset by an increase in bill rates.

    Gross profit was $21.0 million for the first quarter of 2007, an increase of 6.7% from the first quarter of 2006 gross profit of $19.7 million. Gross profit for the fourth quarter of 2006, which was comprised of 14 weeks, was $23.5 million (or $21.8 million on a comparable 13-week basis). Gross margin for the first quarter of 2007 was 23.2%, an increase from the gross margin of 20.7% for the first quarter of 2006 and a slight decrease from the 23.6% for the fourth quarter of 2006. The 250 basis point improvement from the prior year quarter was primarily due to an increase in the bill-to-pay spread. The decrease from the fourth quarter of 2006 is primarily due to higher state and federal unemployment taxes, which historically occurs in the beginning of the calendar year, partially offset by an increase in the bill-to-pay spread.

    Selling, general and administrative expenses were $19.9 million, or 21.9% of revenues, in the first quarter of 2007 as compared with $19.1 million, or 20.1% of revenues, for the comparable prior year period and $20.6 million, or 20.7% of revenues, for the fourth quarter of 2006. The increase from the prior year quarter was primarily due to increased professional service fees and recruitment expenses.

    Conference Call

    The Company's management will host a conference call and webcast to discuss the earnings release at 11:00 a.m. Eastern time on Thursday, May 10, 2007. A live webcast, as well as a 30-day replay, of the conference call will be available online at the Company's website at www.msnhealth.com or at www.earnings.com.

    Company Summary

    Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States as measured by revenues. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, such as radiology and diagnostic imaging specialists, clinical laboratory specialists, rehabilitation specialists, pharmacists and respiratory therapists and other similar healthcare vocations.

    This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to increase revenues or market share; our ability to continue to generate significant amounts of cash flow from operations; our ability to sustain the improved self insurance claims experience; our ability to attract and retain qualified nurses and other healthcare personnel; the overall level of demand for services provided by temporary healthcare professionals; our ability to enter into and maintain contracts with hospital and healthcare facility clients on terms attractive to us; our ability to maintain the improvement in the spread between bill and pay rates; our ability to maintain the reduction in the cost of capital resulting from the amended credit facility; our ability to obtain additional financing, if required, in future periods; the willingness of hospital and healthcare facility clients to utilize temporary healthcare staffing services; the general level of patient occupancy at our hospital and healthcare facility clients; the functioning of our information systems; the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business including Joint Commission accreditation; our clients' ability to pay us for our services; our ability to successfully implement our acquisition and integration strategies; the effect of liabilities and other claims asserted against us; the effect of competition in the markets we serve; our ability to carry out our business strategy; the departure of key officers and management personnel; and the effect of our recognition of an impairment to goodwill, if any. Additional information concerning these and other important factors can be found within our filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.



               MEDICAL STAFFING NETWORK HOLDINGS, INC.
           Condensed Consolidated Statements of Operations
           (unaudited; in thousands, except per share data)

                                                    Three Months Ended
                                                    ------------------
                                                    April 1, March 26,
                                                     2007      2006
                                                    -------- ---------
Service revenues                                    $90,518   $95,009
Cost of services rendered                            69,483    75,295
                                                    -------- ---------
  Gross profit                                       21,035    19,714
                                                    -------- ---------

Operating expenses:
  Selling, general and administrative                19,860    19,122
  Depreciation and amortization                         898     1,101
  Impairment of goodwill                                  -     3,089
  Restructuring and other charges                         -     3,183
                                                    -------- ---------
Total operating expenses                             20,758    26,495
                                                    -------- ---------

Income (loss) from operations                           277    (6,781)
Interest expense, net                                   375       689
                                                    -------- ---------

Loss before benefit from income taxes                   (98)   (7,470)
Benefit from income taxes                               (29)   (2,987)
                                                    -------- ---------

Net loss                                            $   (69)  $(4,483)
                                                    ======== =========

Basic and diluted net loss per share                $     -   $ (0.15)
                                                    ======== =========

Weighted average common shares outstanding:
  Basic and diluted                                  30,261    30,236

Operating Statistics:
Hours worked                                          2,214     2,314




               MEDICAL STAFFING NETWORK HOLDINGS, INC.
                Condensed Consolidated Balance Sheets
                      (unaudited; in thousands)

                                                  April 1,   Dec. 31,
                                                    2007       2006
                                                 ---------- ----------

ASSETS
Current assets:
  Cash and cash equivalents                       $    162   $    527
  Accounts receivable, net                          61,136     56,717
  Other current assets                               6,020      5,047
                                                 ---------- ----------
    Total current assets                            67,318     62,291

Furniture and equipment, net                         7,466      7,691
Goodwill                                            99,097     99,097
Other assets, net                                    1,818      2,072
                                                 ---------- ----------

Total assets                                      $175,699   $171,151
                                                 ========== ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses           $ 23,105   $ 18,209
  Accrued payroll and other current liabilities      6,593      7,863
                                                 ---------- ----------
    Total current liabilities                       29,698     26,072

Long-term debt                                      18,100     17,036
Deferred income taxes                                4,716      4,745
Other long-term obligations                            889        971
                                                 ---------- ----------
  Total liabilities                                 53,403     48,824

Commitments and contingencies

Total stockholders' equity                         122,296    122,327
                                                 ---------- ----------

Total liabilities and stockholders' equity        $175,699   $171,151
                                                 ========== ==========

    CONTACT: Medical Staffing Network Holdings, Inc., Boca Raton
             Jeff Yesner, Vice President, Finance, 561-322-1303